Exhibit (a)(1)(iv)

OFFER TO PURCHASE FOR CASH
NOT LESS THAN 505,040 GREATER ATLANTIC CAPITAL
TRUST I 6.50% CUMULATE CONVERTIBLE TRUST PREFERRED
SECURITIES AT A PURCHASE PRICE OF $1.05 PER SECURITY
by
GREATER ATLANTIC FINANCIAL CORP.

THE OFFER AND WITHDRAWAL RIGHTS
EXPIRE AT 5:00 P.M., EASTERN TIME, ON ___________, 2009,
UNLESS THE OFFER AND WITHDRAWAL RIGHTS ARE EXTENDED

August ___, 2009

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been appointed by Greater Atlantic Financial Corp., a Delaware corporation (“Purchaser” or the “Company”), to act as Information Agent in connection with Purchaser’s offer to purchase all of the issued and outstanding 6.50% Cumulative Convertible Trust Preferred Securities (the “Securities”), of Greater Atlantic Capital Trust I, a Delaware business trust wholly-owned by Purchaser (the “Trust”), at a price per Security of $1.05 to the sellers thereof in cash (the “Offer Price”) without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August ___, 2009 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) enclosed herewith. Securityholders of the Trust whose certificates for such Securities (the “Security Certificates”) are not immediately available or who cannot deliver their Security Certificates and all other required documents to the Depositary (as defined below) on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Securities according to the guaranteed delivery procedures set forth in “The Tender Offer—2.  Procedures for Tendering Securities” in the Offer to Purchase.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Securities registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.      The Offer to Purchase dated August ___, 2009.

2.      The Letter of Transmittal to tender Securities for your use and for the information of your clients. Manually signed facsimile copies of the Letter of Transmittal may be used to tender Securities.

3.      The Notice of Guaranteed Delivery for Securities to be used to accept the Offer if Security Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to Wilmington Trust Company (the “Depositary”) on or prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

4.      A printed form of letter which may be sent to your clients for whose accounts you hold Securities registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5.      Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

6.      A return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.  PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME ON ________________, __________ ____, 2009, UNLESS THE OFFER AND WITHDRAWAL RIGHTS ARE EXTENDED.

Securityholders must tender all or none of their Securities.  Partial tenders of Securities will not be accepted.

The Offer is being made in connection with the acquisition of the Company by an investor group.  As of March 31, 2009, Greater Atlantic Bank (the “Bank”), the Company’s principal operating subsidiary, was significantly undercapitalized for purposes of the prompt corrective action provisions of the Federal Deposit Insurance Act.  As a result, the Office of Thrift Supervision (the “OTS”) directed the Bank to be recapitalized by a merger with or acquisition by another financial institution or other entity, or by the sale of all or substantially all of the Bank's assets and liabilities to another financial institution or other entity.  On June 15, 2009, the Company entered into the merger agreement with MidAtlantic Bancorp, Inc., a newly organized Virginia corporation formed in connection with the transaction by Comstock Partners, LC, a Northern Virginia-based private investor group (“MidAtlantic”).  Pursuant to the merger agreement, MidAtlantic will acquire and recapitalize the Bank.  The merger agreement provides that the merger will not be consummated unless at least 816,627 Securities, or 85% of the 960,738 outstanding Securities, are purchased by the Company for an aggregate consideration of no more than $688,558.  The directors of the Company and certain other holders that collectively own 311,587 Securities previously agreed to sell to the Company their Securities for $0.01 per Security.  The Company is making the tender offer for the remaining 649,150 Securities to satisfy the condition to the consummation of the merger. See “Special Factors – 1.  Background of the Tender Offer” in the Offer to Purchase.

If the tender offer and merger are consummated, the Company will be merged with MidAtlantic. MidAtlantic will own all of the common securities of the Trust, and MidAtlantic will succeed the Company as the guarantor of the Securities and all related obligations of the Trust.  Following the consummation of the tender offer and merger, MidAtlantic will determine whether the surviving company in the merger and the Trust will continue as public companies registered with the SEC and submitting current and periodic reports with the SEC.  It is expected that MidAtlantic will deregister the Securities and the Company’s common stock.  See “Special Factors – 3.  Our Plans After the Tender Offer” in the Offer to Purchase.

The Offer is subject to a number of conditions including the condition that at least 505,040 Securities be tendered.  The tender offer also is subject to the condition that the merger with MidAtlantic is consummated and that MidAtlantic provides the necessary funding to the depositary to finance the payment for the Securities tendered.  The tender offer also is subject to other conditions, such as the absence of governmental action prohibiting the tender offer and the absence of changes in general market conditions that, in our judgment, are or may be materially adverse to us.  See “The Tender Offer – 5. Conditions of the Tender Offer” in the Offer to Purchase.

 The board of directors of the Company has approved the tender offer. However, neither the board of directors, the Depositary or the Information Agent make any recommendation to securityholders as to whether they should tender or refrain from tendering their Securities. Securityholders must make their own decision as to whether to tender the Securities. See “Special Factors – 5. Interests of Directors and Executive Officers” in the Offer to Purchase.

In order to take advantage of the Offer, (1) a duly executed and properly completed Letter of Transmittal (or manually signed facsimile thereof) and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Securities, and other required documents should be sent to the Depositary, (2) either Security Certificates representing the tendered Securities should be delivered to the Depositary or such Securities should be tendered by book-entry transfer and a confirmation of receipt by book-entry transfer should be delivered (as indicated in the Offer to Purchase) with respect to such Securities, and (3) any other documents required by the Letter of Transmittal should be delivered to the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.  Under no circumstances will interest be paid on the purchase price to be paid by Purchaser for the Securities, regardless of any extension of the Offer or any delay in making payment.

Securityholders of the Trust whose Security Certificates are not immediately available or who cannot deliver their Security Certificates and all other required documents to the Depositary on or prior to the expiration date of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Securities according to the guaranteed delivery procedures set forth in “The Tender Offer—2.  Procedures for Tendering Securities” in the Offer to Purchase.

Neither the Trust nor Purchaser will pay any commissions or fees to any broker, dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Securities pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.  Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Securities to it, except as otherwise provided in the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at its address and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

Very truly yours,

Laurel Hill Advisory Group, LLC

Nothing contained herein or in the enclosed documents shall make you or any other person the agent of Purchaser, the Trust, the Depositary or the Information Agent, or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the offer other than the enclosed documents and the statements contained therein.